Exhibit 99

Press Release
For Immediate Release

FONAR Corporation
110 Marcus Drive
Melville, NY 11747


                       FONAR Receives Letter from NASDAQ

MELVILLE, NEW YORK, January 14, 2011 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced that on January 11, 2011, the Company received a determination letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the "Staff Determination") notifying the Company that, based upon the Company's non-compliance with the $2.5 million stockholders' equity requirement set forth in NASDAQ Listing Rule 5550(b) as of January 7, 2011, the Company's securities were subject to delisting from The NASDAQ Capital Market unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the "NASDAQ Panel").

The Company plans to timely request a hearing before the NASDAQ Panel, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. There can be no assurance that the Panel will grant the Company's request for continued listing.

As previously announced, on October 14, 2010, the Company received notice from the NASDAQ Listing Qualifications Staff that its stockholders' equity was below the minimum requirement for continued listing on The NASDAQ Capital Market. Pursuant to the Listing Rules, the Company requested and was granted an extension, through January 7, 2011. The Company did not meet the terms of the extension by January 7, 2011, which resulted in the issuance of the Staff Determination.

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           For investor and other information visit: www.fonar.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:
Daniel Culver
Tel: 631-694-2929
email: investor@fonar.com